EXHIBIT 4.7

OPTION CERTIFICATE

This Option Certificate is issued by Crosshair Exploration & Mining Corp. (the “Company”) pursuant to the Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on [DATE OF GRANT] (the “Grant Date”);

2.	[NAME OF OPTIONEE], of [ADDRESS OF OPTIONEE] (the “Optionee”);

3.	was granted the option (the “Option”) to purchase [NUMBER] Common Shares (the “Option Shares”) of the Company;

4.	for the price (the “Option Price”) of $[EXERCISE PRICE] per share;

5.	terminating on the [DATE] (the “Expiry Date”);

6.	Option Shares may be exercised from time to time prior to the Expiry Date as follows:

(a)	[INSERT VESTING PROVISIONS] or if no vesting provisions: [at any time after the Grant Date of the Option, the Optionee may purchase up to 100% of the total number of Option Shares;]

7.	notwithstanding the provisions of paragraph 6, the Option shall not be exercisable until such time as the Plan has been approved by the Company’s shareholders;

all on the terms and subject to the conditions as set out in the Plan.  For greater certainty, once Option Shares have become Vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Option Certificate and the Plan.

Effective as of the _____ day of ______________, 200__.

THE COMMON SEAL OF CROSSHAIR	)
EXPLORATION & MINING CORP. was affixed	)
in the presence of:	)
	)	C/S
Authorized Signatory	)
)
Authorized Signatory	)
)